THIS WARRANT AND THE COMMON STOCK ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THIS WARRANT AND THE COMMON STOCK ISSUABLE UPON EXERCISE OF THIS WARRANT MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS WARRANT UNDER SUCH ACT AND ANY APPLICABLE STATE SECURITIES LAW OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO ULURU INC. THAT SUCH REGISTRATION IS NOT REQUIRED.

ULURU INC.

WARRANT #2 TO PURCHASE SHARES OF COMMON STOCK

1.           Issuance. In consideration of good and valuable consideration as set forth in the Purchase Agreement (defined below), including without limitation the Purchase Price, the receipt and sufficiency of which are hereby acknowledged by ULURU Inc., a Nevada corporation (the “Company”), Inter-Mountain Capital Corp., a Delaware corporation, its successors or registered assigns (the “Holder”), is hereby granted the right to purchase at any time on or after the Exercisable Date (as defined below) until the date which is the last calendar day of the month in which the fifth anniversary of the Issue Date occurs (the “Expiration Date”), a number of fully paid and nonassessable shares (the “Warrant Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), equal to $137,500.00 divided by the Exercise Price (defined below, as of the Issue Date), as such number may be adjusted from time to time pursuant to the terms and conditions of this Warrant. This Warrant #2 to Purchase Shares of Common Stock (this “Warrant”) is being issued pursuant to the terms of that certain Securities Purchase Agreement dated June 27, 2012, as the same may be amended from time to time (the “Purchase Agreement”), to which the Company and the Holder (or the Holder’s predecessor in interest) are parties.

Unless otherwise indicated herein, capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement.

This Warrant was originally issued to the Holder or the Holder’s predecessor in interest on June 27, 2012 (the “Issue Date”), together with six (6) other similar Warrants to Purchase Common Stock issued pursuant to the terms and conditions of the Purchase Agreement (collectively, the “Warrants”).  Pursuant to and in accordance with the terms of the Purchase Agreement, this Warrant is exercisable only once Holder has paid Buyer Trust Deed Note #1 (as defined in the Purchase Agreement) in full in cash (the date such Buyer Trust Deed Note #1 has been paid in full, the “Exercisable Date”). Payment of Trust Deed Note #1 by means of netting against amounts owed by the Holder under Trust Deed Note #1 against amounts owed by the Company under the Note shall not be deemed to be payment ‘in cash” for purposes of the preceding sentence, and if Trust Deed Note #1 is paid through netting, this Warrant shall immediately and automatically terminate. The Company and the Holder hereby acknowledge and agree that, notwithstanding that the Warrants are exercisable at different times, (1) all of the Warrants were issued as of the Issue Date, (2) the Holder assumed the economic risk of investment with respect to all of the Warrants as of the Issue Date, (3) the Holder is not providing any additional consideration for the Warrants following the Issue Date even though some of the Warrants are not exercisable until after the Issue Date, and (4) it is the intent of the parties, for purposes of and consistent with the public policies undergirding Rule 144, that all of the Warrants shall be deemed issued to and acquired by the Holder as of the Issue Date.  Nothing contained in this paragraph shall be deemed to modify or limit in any way any of the specific terms and conditions of the Warrants, including without limitation this Warrant.

2.           Exercise of Warrant.

2.1           General.

(a) This Warrant is exercisable in whole or in part at any time and from time to time commencing on the Exercisable Date and ending on the Expiration Date. Such exercise shall be effectuated by submitting to the Company (either by delivery to the Company or by email or facsimile transmission) a completed and duly executed Notice of Exercise substantially in the form attached to this Warrant as Exhibit A (the “Notice of Exercise”). The date such Notice of Exercise is either faxed, emailed or delivered to the Company shall be the “Exercise Date,” provided that, if such exercise represents the full exercise of the outstanding balance of the Warrant, the Holder shall tender this Warrant to the Company within five (5) Trading Days thereafter, but only if the Warrant Shares to be delivered pursuant to the Notice of Exercise have been delivered to the Holder as of such date.  The Notice of Exercise shall be executed by the Holder and shall indicate (i) the number of Delivery Shares (as defined below) to be issued pursuant to such exercise and (ii) if applicable (as provided below), whether the exercise is a cashless exercise.

For purposes of this Warrant, the term “Trading Day” means any day during which the principal market on which the Common Stock is traded (the “Principal Market”) shall be open for business.

(b) Notwithstanding any other provision contained herein or in any other Transaction Document to the contrary, at any time prior to the Expiration Date, the Holder may elect a “cashless” exercise of this Warrant for any Warrant Shares whereby the Holder shall be entitled to receive a number of shares of Common Stock equal to (x) the excess of the Current Market Value (as defined below) over the aggregate Exercise Price of the Exercise Shares (as defined below), divided by (y) the Adjusted Price of the Common Stock (as defined below).

For the purposes of this Warrant, the following terms shall have the following meanings:

“Adjusted Price of the Common Stock” shall mean the lower of (a) the Conversion Price, as defined in that certain Secured Convertible Promissory Note issued to the Holder pursuant to the Purchase Agreement (as the same may be amended from time to time, and including any promissory note(s) that replace or are exchanged for such referenced promissory note, the “Note”), as such Conversion Price may be adjusted from time to time pursuant to the terms of such Note, and (b) the Market Price, as defined in the Note, without regard to whether such Note remains outstanding or has been fully repaid, cancelled or otherwise retired (or has been replaced or exchanged pursuant to the terms and conditions of the Purchase Agreement or the Note), on any relevant Exercise Date.

“Current Market Value” shall mean an amount equal to the Market Price of the Common Stock (as defined below), multiplied by the number of Exercise Shares specified in the applicable Notice of Exercise.

“Closing Price” shall mean the 4:00 P.M. last sale price of the Common Stock on the Principal Market on the relevant Trading Day(s), as reported by Bloomberg LP (or if that service is not then reporting the relevant information regarding the Common Stock, a comparable reporting service of national reputation selected by the Holder and reasonably acceptable to the Company) (“Bloomberg”) for the relevant date.

“Delivery Shares” means those shares of Common Stock issuable and deliverable upon the exercise of this Warrant.

“Exercise Price” shall mean $0.35 per share of Common Stock, as the same may be adjusted from time to time pursuant to the terms and conditions of this Warrant.

“Exercise Shares” shall mean those Warrant Shares subject to an exercise of the Warrant by the Holder.  By way of illustration only and without limiting the foregoing, if (a) the Warrant is initially exercisable for 4,180,000 Warrant Shares and the Holder has not previously exercised the Warrant, and (b) the Holder were to make a cashless exercise with respect to 5,000 Warrant Shares pursuant to which 6,000 Warrant Shares would be issuable to the Holder, then (1) the Warrant shall be deemed to have been exercised with respect to 5,000 Exercise Shares, (2) the Warrant would remain exercisable for 4,175,000 Warrant Shares, and (3) the Warrant shall be deemed to have been exercised with respect to 6,000 Delivery Shares.

“Market Price of the Common Stock” shall mean the higher of: (i) the Closing Price of the Common Stock on the Issue Date; or (ii) the VWAP (as defined below) of the Common Stock for the Trading Day that is two (2) Trading Days prior to the Exercise Date.

“VWAP” shall mean the volume-weighted average price of the Common Stock on the Principal Market for a particular Trading Day or set of Trading Days, as the case may be, as reported by Bloomberg.

(c) If the Notice of Exercise form elects a “cash” exercise (or if the cashless exercise referred to in the immediately preceding subsection (b) is not available in accordance with the terms hereof), the Exercise Price per share of Common Stock for the Delivery Shares shall be payable, at the election of the Holder, in cash or by certified or official bank check or by wire transfer in accordance with instructions provided by the Company at the request of the Holder.

(d) Upon the appropriate payment to the Company, if any, of the Exercise Price for the Delivery Shares, together with the surrender of this Warrant (if required), the Company shall promptly, but in no case later than the date that is three (3) Trading Days following the date the Exercise Price is paid to the Company, deliver or cause the Company’s Transfer Agent to deliver the applicable Delivery Shares electronically via Deposit/Withdrawal at Custodian (“DWAC”) to the account designated by the Holder on the Notice of Exercise.  If for any reason the Company is not able to so deliver the Delivery Shares via DWAC, notwithstanding its best efforts to do so, the Company shall deliver certificates representing the Delivery Shares to the Holder as provided in the Notice of Exercise (the certificates delivered in such manner, the “Delivery Share Certificates”) within three (3) Trading Days (such third Trading Day, a “Delivery Date”) of (i) with respect to a “cashless exercise,” the Exercise Date as the case may be, or, (ii) with respect to a “cash” exercise, the later of the Exercise Date or the date the payment of the Exercise Price for the relevant Delivery Shares is received by the Company.

(e) The Company understands that a delay in the electronic delivery of Delivery Shares or the delivery of the Delivery Share Certificates, as the case may be, beyond the Delivery Date (assuming electronic delivery is not available) could result in economic loss to the Holder.  As compensation to the Holder for such loss, the Company agrees to pay, in addition to all other penalties and fees set forth in the Transaction Documents, late payment fees (as liquidated damages and not as a penalty) to the Holder for late delivery of Delivery Shares or Delivery Share Certificates, as applicable, in an amount equal to the lesser of (i) $2,000.00 and (ii) 2% of the product of (1) the sum of the number of shares of Common Stock not issued to the Holder on a timely basis and to which the Holder is entitled multiplied by (2) the Closing Sale Price (as defined in the Note) of the Common Stock on the Trading Day immediately preceding the last possible date which the Company could have issued such shares of Common Stock to the Holder without violating this Warrant, per Trading Day until such Delivery Shares or Delivery Share Certificates are delivered. The Company shall pay any payments incurred under this subsection in immediately available funds upon demand. Furthermore, in addition to any other remedies which may be available to the Holder, in the event that the Company fails for any reason to effect delivery of the Delivery Shares or the Delivery Share Certificates, as applicable, by the Delivery Date, the Holder may revoke all or part of the relevant Warrant exercise by delivery of a notice to such effect to the Company, whereupon the Company and the Holder shall each be restored to their respective positions immediately prior to the exercise of the relevant portion of this Warrant, except that the liquidated damages described above shall be payable through the date notice of revocation or rescission is given to the Company.

(f) The Holder shall be deemed to be the holder of the Delivery Shares issuable to it in accordance with the provisions of this Section 2.1 on the Exercise Date.

2.2             Ownership Limitation. Notwithstanding the provisions of this Warrant, if at any time after the date hereof, the Holder shall or would receive shares of Common Stock upon exercise of this Warrant or in payment of interest or principal under the Note, or upon conversion of the Note, so that the Holder would, together with other shares of Common Stock held by it or its Affiliates, hold by virtue of such action or receipt of additional shares of Common Stock a number of shares exceeding 4.99% of the number of shares of Common Stock outstanding on such date (the “Maximum Percentage”), the Company shall not be obligated and shall not issue to the Holder shares of Common Stock which would exceed the Maximum Percentage, but only until such time as the Maximum Percentage would no longer be exceeded by any such receipt of shares of Common Stock by the Holder. Notwithstanding the forgoing, at such times that the Market Capitalization of the Common Stock is less than Three Million and 00/100 Dollars ($3,000,000.00), the term “4.99%” shall be replaced in each instance in the preceding sentence with “9.99%”.  For purposes of this Agreement, the term “Market Capitalization of the Common Stock” shall mean the product equal to (a) the average VWAP (as defined in the Note) of the Common Stock for the immediately preceding thirty (30) Trading Days, multiplied by (b) the aggregate number of outstanding shares of Common Stock as reported on the Company’s most recently filed Form 10-Q or Form 10-K.  The foregoing limitations are enforceable, unconditional and non-waivable and shall apply to all Affiliates and assigns of the Holder.

3.           Mutilation or Loss of Warrant. Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and (in the case of loss, theft or destruction) receipt of reasonably satisfactory indemnification, and (in the case of mutilation) upon surrender and cancellation of this Warrant, the Company will execute and deliver to the Holder a new Warrant of like tenor and date and any such lost, stolen, destroyed or mutilated Warrant shall thereupon become void.

4.           Rights of the Holder. The Holder shall not, by virtue of this Warrant alone, be entitled to any rights of a stockholder in the Company, either at law or in equity, and the rights of the Holder with respect to or arising under this Warrant are limited to those expressed in this Warrant and are not enforceable against the Company except to the extent set forth herein.

5.           Protection Against Dilution and Other Adjustments.

5.1           Capital Adjustments.  If the Company shall at any time prior to the expiration of this Warrant subdivide the Common Stock, by split-up or stock split, or otherwise, or combine its Common Stock, or issue additional shares of its Common Stock as a dividend, the number of Warrant Shares issuable upon the exercise of this Warrant shall forthwith be automatically increased proportionately in the case of a subdivision, split or stock dividend, or proportionately decreased in the case of a combination.  Appropriate adjustments shall also be made to the Exercise Price, Conversion Price (in the event of a cashless exercise), and other applicable amounts, but the aggregate purchase price payable for the total number of Warrant Shares purchasable under this Warrant (as adjusted) shall remain the same. Any adjustment under this Section 5.1 shall become effective automatically at the close of business on the date the subdivision or combination becomes effective, or as of the record date of such dividend, or in the event that no record date is fixed, upon the making of such dividend.

5.2           Reclassification, Reorganization and Consolidation.  In case of any reclassification, capital reorganization, or change in the capital stock of the Company (other than as a result of a subdivision, combination, or stock dividend provided for in Section 5.1 above), then the Company shall make appropriate provision so that the Holder shall have the right at any time prior to the expiration of this Warrant to purchase, at a total price equal to that payable upon the exercise of this Warrant, the kind and amount of shares of stock and other securities and property receivable in connection with such reclassification, reorganization, or change by a holder of the same number of shares of Common Stock as were purchasable by the Holder immediately prior to such reclassification, reorganization, or change.  In any such case appropriate provisions shall be made with respect to the rights and interest of the Holder so that the provisions hereof shall thereafter be applicable with respect to any shares of stock or other securities and property deliverable upon exercise hereof, and appropriate adjustments shall be made to the purchase price per Warrant Share payable hereunder, provided the aggregate purchase price shall remain the same.

5.3           Subsequent Equity Sales. If the Company or any subsidiary thereof, as applicable, at any time and from time to time while this Warrant is outstanding, shall sell or grant any option to purchase, or sell or grant any right to reprice, or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition of) any Common Stock (excluding any Common Stock issued under the Note, whether upon any type of conversion or any Deemed Issuance (as defined in the Note)), preferred shares convertible into Common Stock, or debt, warrants, options or other instruments or securities which are convertible into or exercisable for shares of Common Stock (together herein referred to as “Equity Securities”), at an effective price per share less than the Exercise Price (such lower price, the “Base Share Price” and such issuance collectively, a “Dilutive Issuance”) (if the holder of the Common Stock or Equity Securities so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options, or rights per share which are issued in connection with such issuance, be entitled to receive shares of Common Stock at an effective price per share that is less than the Exercise Price, such issuance shall be deemed to have occurred for less than the Exercise Price on such date of the Dilutive Issuance), then the Exercise Price shall be reduced and only reduced to equal the Base Share Price.  Such adjustment shall be made whenever such Common Stock or Equity Securities are issued. The Company shall notify the Holder, in writing, no later than the Trading Day following the issuance of any Common Stock or Equity Securities subject to this Section 5.3, indicating therein the applicable issuance price, or applicable reset price, exchange price, conversion price, or other pricing terms (such notice, the “Dilutive Issuance Notice”).  Additionally, following the occurrence of a Dilutive Issuance, all references in this Warrant to “Exercise Price” shall be a reference to the Exercise Price as reduced pursuant to this Section 5.3, as the same may occur from time to time hereunder.

5.4           Notice of Adjustment. When any adjustment is required to be made in the number or kind of shares purchasable upon exercise of this Warrant, or in the Exercise Price, pursuant to the terms hereof, the Company shall promptly notify the Holder of such event and of the number of Warrant Shares or other securities or property thereafter purchasable upon exercise of this Warrant.

5.5           Exceptions to Adjustment.  Notwithstanding the provisions of Sections 5.3 and 5.4, no adjustment to the Exercise Price shall be effected as a result of an Excepted Issuance. “Excepted Issuances” shall mean any issuance of any shares of Common Stock, options or convertible securities issued or issuable: (i) in connection with any Approved Stock Plan (as defined in the Note); provided that the option term, exercise price or similar provisions of any issuances pursuant to such Approved Stock Plan are not amended, modified or changed on or after the Issue Date; (ii) in connection with mergers, acquisitions, strategic licensing arrangements, strategic business partnerships or joint ventures, in each case with non-affiliated third parties and otherwise on an arm’s-length basis, the purpose of which is not to raise additional capital; provided, that such third parties are not granted any registration rights; (iii) pursuant to the Transaction Documents (as defined in the Purchase Agreement; and (iv) to pay regular salaries of key employees or service providers as deemed necessary or appropriate by the Board of Directors to preserve cash.  Notwithstanding the foregoing, any Common Stock issued or issuable to raise capital for the Company or its Subsidiaries, directly or indirectly, in connection with any transaction contemplated by clause (ii) above, including, without limitation, securities issued in one or more related transactions or that result in similar economic consequences, shall not be deemed to be an Excepted Issuance.

6.           Certificate as to Adjustments. In each case of any adjustment or readjustment in the shares of Common Stock issuable on the exercise of this Warrant, the Company at its expense will promptly cause its Chief Financial Officer or other appropriate designee to compute such adjustment or readjustment in accordance with the terms of this Warrant and prepare a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (a) the consideration received or receivable by the Company for any additional shares of Common Stock issued or sold or deemed to have been issued or sold, (b) the number of shares of Common Stock outstanding or deemed to be outstanding, and (c) the Exercise Price and the number of shares of Common Stock to be received upon exercise of this Warrant, in effect immediately prior to such adjustment or readjustment and as adjusted or readjusted as provided in this Warrant. The Company will forthwith mail a copy of each such certificate to the Holder and any Warrant Agent (as defined below) appointed pursuant to Section 8 hereof.

7.           Transfer to Comply with the Securities Act. This Warrant, and the Warrant Shares, have not been registered under the 1933 Act. Neither this Warrant nor any of the Warrant Shares or any other security issued or issuable upon exercise of this Warrant may be sold, transferred, pledged or hypothecated without (a) an effective registration statement under the 1933 Act relating to such security or (b) an opinion of counsel reasonably satisfactory to the Company that registration is not required under the 1933 Act. Until such time as registration has occurred under the 1933 Act, each certificate for this Warrant, the Warrant Shares and any other security issued or issuable upon exercise of this Warrant shall contain a legend, in form and substance satisfactory to counsel for the Company, setting forth the restrictions on transfer contained in this Section 7. Any such transfer shall be accompanied by a transferor assignment substantially in the form attached to this Warrant as Exhibit B (the “Transferor Assignment”), executed by the transferor and the transferee and submitted to the Company. Upon receipt of the duly executed Transferor Assignment, the Company shall register the transferee thereon as the new Holder on the books and records of the Company and such transferee shall be deemed a “registered holder” or “registered assign” for all purposes hereunder, and shall have all the rights of the Holder.

8.           Warrant Agent. The Company may, by written notice to the Holder, appoint an agent (a “Warrant Agent”) for the purpose of issuing shares of Common Stock on the exercise of this Warrant pursuant hereto, exchanging this Warrant pursuant hereto, and replacing this Warrant pursuant hereto, or any of the foregoing, and thereafter any such issuance, exchange or replacement, as the case may be, shall be made at such office by such Warrant Agent.

9.           Transfer on the Company’s Books. Until this Warrant is transferred on the books of the Company, the Company may treat the Holder as the absolute owner hereof for all purposes, notwithstanding any notice to the contrary.

10.           Notices.  Any notice required or permitted hereunder shall be given in the manner provided in the subsection headed “Notices” in the Purchase Agreement, the terms of which are incorporated herein by reference.

11.           Supplements and Amendments; Whole Agreement.                                                                                     This Warrant may be amended or supplemented only by an instrument in writing signed by the parties hereto. This Warrant, together with the Purchase Agreement and all the other Transaction Documents, taken together, contain the full understanding of the parties hereto with respect to the subject matter hereof and thereof and there are no representations, warranties, agreements or understandings with respect to the subject matter hereof and thereof other than as expressly contained herein and therein.

12.           Governing Law.  This Warrant shall be governed by, and construed in accordance with, the laws of the State of Utah, without reference to the choice of law provisions thereof. The Company and, by accepting this Warrant, the Holder, each irrevocably submits to the exclusive personal jurisdiction of the courts of the State of Utah located in Salt Lake County and the United States District Court for the District of Utah for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Warrant and the transactions contemplated hereby. The Company and, by accepting this Warrant, the Holder, each irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. The Company and, by accepting this Warrant, the Holder, each irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Warrant.  THE COMPANY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS WARRANT OR ANY TRANSACTION CONTEMPLATED HEREBY.

13.           Remedies.  The remedies at law of the Holder of this Warrant in the event of any default or threatened default by the Company in the performance of or compliance with any of the terms of this Warrant are not and will not be adequate and, without limiting any other remedies available to the Holder in the Transaction Documents, law or equity, to the fullest extent permitted by law, such terms may be specifically enforced by a decree for the specific performance of any agreement contained herein or by an injunction against a violation of any of the terms hereof or otherwise.

14.           Counterparts. This Warrant may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. Signature delivered via facsimile or email shall be considered original signatures for purposes hereof.

15.           Descriptive Headings.  Descriptive headings of the sections of this Warrant are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

16.           Attorney’s Fees.  In any action or proceeding arising out of or related to this Agreement, the prevailing party shall be entitled to such party’s reasonable attorneys’ fees and related costs, including fees and costs incurred prior to formal initiation of an action or proceeding, and including fees and costs incurred for collecting or attempting to collect any judgment or award.

17.           Severability. Whenever possible, each provision of this Warrant shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Warrant shall be invalid or unenforceable in any jurisdiction, such provision shall be modified to achieve the objective of the parties to the fullest extent permitted and such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Warrant or the validity or enforceability of this Warrant in any other jurisdiction.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed by an officer thereunto duly authorized.

Dated: June 27, 2012

ULURU INC.

By: /s/ Kerry P. Gray

_____Kerry P. Gray____________________
(Print Name)

_____President and CEO________________
(Title)

[Signature page to Warrant]

EXHIBIT A

NOTICE OF EXERCISE OF WARRANT

TO:           ULURU INC.
ATTN: _______________
VIA FAX TO: (    )______________

The undersigned hereby irrevocably elects to exercise the right, represented by the Warrant #2 to Purchase Shares of Common Stock dated as of June 27, 2012 (the “Warrant”), to purchase   shares of the common stock, $0.001 par value (“Common Stock”), of ULURU INC., and tenders herewith payment in accordance with Section 2 of the Warrant, as follows:

_______                      CASH: $__________________________ = (Exercise Price x Delivery Shares)

_______	Payment is being made by:
_____	enclosed check
_____	wire transfer
_____	other

_______                      CASHLESS EXERCISE:

Net number of Delivery Shares to be issued to Holder: ______*

* based on:                      Current Market Value - (Exercise Price x Exercise Shares)
    Adjusted Price of the Common Stock

Where:
Market Price of the Common Stock [“MP”]                                                                               =           $____________
Exercise Shares                                                                     =           _____________
Current Market Value [MP x Exercise Shares]  =                                                                                     $____________
Exercise Price                                                                               =           $____________
Adjusted Price of the Common Stock                                                                               =           $____________

Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Warrant.

It is the intention of the Holder to comply with the provisions of Section 2.2 of the Warrant regarding certain limits on the Holder’s right to exercise thereunder. The Holder believes this exercise complies with the provisions of such Section 2.2. Nonetheless, to the extent that, pursuant to the exercise effected hereby, the Holder would have more shares of Common Stock than permitted under Section 2.2, this notice should be amended and revised, ab initio, to refer to the exercise which would result in the issuance of the maximum number of such shares permitted under such provision. Any exercise above such amount is hereby deemed void and revoked.

As contemplated by the Warrant, this Notice of Exercise is being sent by facsimile to the fax number and officer indicated above.

If this Notice of Exercise represents the full exercise of the outstanding balance of the Warrant, the Holder either (1) has previously surrendered the Warrant to the Company or (2) will surrender (or cause to be surrendered) the Warrant to the Company at the address indicated above by express courier within five (5) Trading Days after delivery or email or facsimile transmission of this Notice of Exercise; provided that the Warrant Shares to be delivered pursuant to this Notice of Exercise have been delivered to the Holder as of such date.

The certificates representing the Delivery Shares should be transmitted by the Company to the Holder

_______ via express courier, or

_______ by electronic transfer

after receipt of this Notice of Exercise (by facsimile transmission or otherwise) to:

_____________________________________
_____________________________________
_____________________________________

Dated:           _____________________

___________________________
[Name of Holder]

By:________________________

EXHIBIT B

FORM OF TRANSFEROR ENDORSEMENT
(To be signed only on transfer of the Warrant)

For value received, the undersigned hereby sells, assigns, and transfers unto the person(s) named below under the heading “Transferees” the right represented by the Warrant #2 to Purchase Shares of Common Stock dated as of June 27, 2012 (the “Warrant”) to purchase the percentage and number of shares of common stock, $0.001 par value (“Common Stock”), of ULURU INC. specified under the headings “Percentage Transferred” and “Number Transferred,” respectively, opposite the name(s) of such person(s) and appoints each such person attorney to transfer the undersigned’s respective right on the books of ULURU INC. with full power of substitution in the premises.

Transferees                                           Percentage Transferred                                            Number Transferred

Dated:___________, ______

______________________________
[Transferor Name must conform to the name of Holder as specified on the face of the Warrant]

By: ___________________________
Name: _________________________

Signed in the presence of:

_________________________
(Name)

ACCEPTED AND AGREED:

_________________________
[TRANSFEREE]

By: _______________________
Name: _____________________